Exhibit 99.1

CONSOLIDATED WATER CO. LTD.

REPORTS THIRD QUARTER 2018 RESULTS

Strong Gross Profit Performance Driven by Growth in All Business Segments

•	Third Quarter 2018 Total Revenues Increased 13.6% to $18.8 million; Gross Profit Was $7.5 Million, Up 19.3% Year-Over-Year
•	Net Income Attributable to Consolidated Water Stockholders Increased to $4.6 Million, or $0.30 per Fully Diluted Share from $1.2 million, or $0.08 per Fully Diluted Share

GEORGE TOWN, Cayman Islands, November 8, 2018 — Consolidated Water Co. Ltd. (NASDAQ: CWCO), a leading developer and operator of seawater desalination plants, reported financial and operating results for its third quarter ended September 30, 2018.

Management Commentary

President and CEO Rick McTaggart commented: “We are pleased to report double-digit increases in gross profit across each of our business segments in the third quarter. Our retail desalination operations benefitted from higher volumes and fuel pass-through charges, and our manufacturing operations achieved operating improvements thanks to increased order flows and higher utilization. Income from operations for the third quarter more than doubled year-over-year to $2.6 million, and net earnings for the period were up over 3.5 times from 2017 levels, thanks to a one-time gain of approximately $1.9 million, reflecting the favorable resolution of outstanding litigation in the British Virgin Islands.”

“As we previously disclosed, we are in discussions to possibly sell our operations in Belize to our customer there. As part of this dialogue, we were able to repatriate $2.75 million from our Belize operations in the third quarter, as well as an additional $1.0 million after the quarter end, following many years of difficulties in transferring funds due to the economic conditions in the region.”

“Subsequent to the quarter end, we re-commissioned our Windsor plant in the Bahamas, which is our second largest facility in our plant portfolio. This facility, which provides 2.6 million US gallons per day to the government-owned Water and Sewerage Corporation, was refurbished with equipment manufactured by us and designed with embedded operating efficiencies,” Mr. McTaggart noted.

Financial Results for the Three Months Ended September 30, 2018

Total revenues for the third quarter 2018 were $18.8 million, representing a 13.6% increase from $16.6 million in the third quarter of 2017. Gross profit amounted to $7.5 million, reflecting a 19.3% increase from $6.3 million in the year ago quarter. Inclusive of $846,000 in Rosarito-related expenses, net income attributable to Consolidated Water stockholders was $4.6 million, or $0.30 per fully diluted share, ahead of $1.2 million, or $0.08 per fully diluted share, reported in last year’s comparable quarter.

Financial Results for the Nine Months Ended September 30, 2018

Total revenues for the first nine months of 2018 were $50.0 million, up 5.3% compared to the $47.5 million reported in last year's comparable period. Gross profit was $20.7 million, up 5.8% from $19.6 million for the first nine months of 2017. Net income attributable to Consolidated Water stockholders year-to-date was $8.8 million ($0.58 per fully diluted share), an increase of 99.9% from the $4.4 million ($0.29 per fully diluted share) in the comparable period of 2017. Net income and diluted EPS for the first nine months of 2018 and 2017 included operating expenses of $2.2 million and $2.5 million, respectively, related to development costs for the Rosarito desalination plant.

Segment Results
	Three Months Ended September 30, 2018 (Unaudited)
	Retail	Bulk	Services	Manufacturing	Total
Revenues	$6,185,558	$8,577,456	$807,424	$3,253,750	$18,824,188
Cost of revenues	2,750,599	5,658,373	682,713	2,205,830	11,297,515
Gross profit	$3,434,959	$2,919,083	$124,711	$1,047,920	$7,526,673

	Three Months Ended September 30, 2017 (Unaudited)
	Retail	Bulk	Services	Manufacturing	Total
Revenues	$5,570,654	$7,881,464	$111,302	$3,008,783	$16,572,203
Cost of revenues	2,488,441	5,582,401	114,667	2,078,888	10,264,397
Gross profit (loss)	$3,082,213	$2,299,063	$(3,365)	$929,895	$6,307,806

Summary and Outlook

“Our year-to-date consolidated financial results demonstrate the positive performance of our core desalination operations, and in the third quarter we saw a recovery in manufacturing, reflecting our ability to take on third party orders now that our Windsor plant is completed.”

“We continue to execute on the next steps with respect to the Rosarito project, which represents the most important initiative we have undertaken. Faced with water shortages, Mexico is turning to alternative solutions, such as desalination, and the Rosarito plant will secure drinking water supplies in the coastal region of Baja California for the next 40 years.”

“Our capital allocation priorities remain the same: investing in the business and returning the capital to our shareholders in the form of dividends. Our capital expenditures will decrease now that the Windsor plant is completed but will remain above last year’s levels as we also continue to work on the expansion of the Abel Castillo Water Works plant in Grand Cayman. The improvements to this plant will continue through the first quarter of 2019,” Mr. McTaggart concluded.

Investor Conference Call

The Company will host a conference call at 8:30 a.m. Eastern Time (EST) on Friday, November 9, 2018 to review the Company's operating results for the third quarter of 2018, along with other relevant topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-875-6913 (international participants dial 412-317-6709) and requesting participation in the "Consolidated Water Company Call" a few minutes before 8:30 a.m. EST on Friday, November 9, 2018.

A replay of the conference call will be available one hour after the call through Friday, November 16, 2018 at 9:00 a.m. EST by dialing 877-344-7529 (international participants dial 412-317-0088) and entering the conference ID # 10126036.

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia. The Company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment in the United States.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should”, “will” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for new water projects, including the project under development in Baja California, Mexico, its ability to develop and operate such projects profitably, its ability to renew existing bulk water supply contracts, its ability to collect its delinquent accounts receivable in the Bahamas, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact our investor relations firm, AdvisIRy Partners:

Lynn Morgen: (212) 223-4147 lynn.morgen@advisiry.com

Eric Prouty: (212) 750-5800 eric.prouty@advisiry.com

Viktoriia Nakhla: (646) 625-4800 vicky.nakhla@advisiry.com

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$34,367,483	$47,182,966
Accounts receivable, net	22,996,276	15,047,846
Inventory	2,538,052	1,744,445
Prepaid expenses and other current assets	1,598,061	1,077,257
Current portion of loans receivable	1,093,641	1,400,448
Costs and estimated earnings in excess of billings	1,396,166	238,435
Total current assets	63,989,679	66,691,397
Property, plant and equipment, net	47,342,177	50,525,064
Construction in progress	16,742,806	1,823,284
Inventory, non-current	4,825,253	4,758,973
Loans receivable	-	734,980
Investment in OC-BVI	2,464,537	2,783,882
Goodwill	8,384,248	8,384,248
Land and rights of way held for development	23,673,855	21,505,675
Intangible assets, net	2,710,790	3,765,434
Other assets	2,369,214	4,507,958
Total assets	$172,502,559	$165,480,895

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$6,539,508	$5,662,448
Dividends payable	1,284,964	1,281,612
Note payable to related party	1,078,000	686,000
Billings in excess of costs and estimated earnings	21,578	1,258
Total current liabilities	8,924,050	7,631,318
Deferred tax liability	757,447	1,024,893
Other liabilities	778,307	803,307
Total liabilities	10,459,804	9,459,518
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 36,498 and 33,488 shares, respectively	21,899	20,093
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,964,281 and 14,918,869 shares, respectively	8,978,569	8,951,321
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	-	-
Additional paid-in capital	86,904,523	86,405,387
Retained earnings	58,113,606	53,105,196
Cumulative translation adjustment	(549,555)	(549,555)
Total Consolidated Water Co. Ltd. stockholders' equity	153,469,042	147,932,442
Non-controlling interests	8,573,713	8,088,935
Total equity	162,042,755	156,021,377
Total liabilities and equity	$172,502,559	$165,480,895

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Retail revenues	$6,185,558	$5,570,654	$18,884,929	$18,111,274
Bulk revenues	8,577,456	7,881,464	25,294,821	23,615,787
Services revenues	807,424	111,302	1,054,100	360,758
Manufacturing revenues	3,253,750	3,008,783	4,798,948	5,444,678
Total revenues	18,824,188	16,572,203	50,032,798	47,532,497

Cost of retail revenues	2,750,599	2,488,441	8,234,803	7,895,617
Cost of bulk revenues	5,658,373	5,582,401	16,848,668	15,750,402
Cost of services revenues	682,713	114,667	921,653	320,586
Cost of manufacturing revenues	2,205,830	2,078,888	3,300,370	3,967,945
Total cost of revenues	11,297,515	10,264,397	29,305,494	27,934,550
Gross profit	7,526,673	6,307,806	20,727,304	19,597,947
General and administrative expenses	4,941,564	4,896,323	14,263,762	14,695,184
Loss on asset dispositions and impairments, net	12,415	578,480	14,405	1,578,480
Income from operations	2,572,694	833,003	6,449,137	3,324,283

Other income (expense):
Interest income	172,805	70,741	504,028	301,813
Interest expense	(2,492)	(1,016)	(7,122)	(11,178)
Profit-sharing income from OC-BVI	536,625	36,450	621,675	46,575
Equity in the earnings of OC-BVI	1,472,154	138,913	1,710,230	127,955
Net unrealized gain (loss) on put/call options	75,000	171,000	(47,000)	323,000
Other	48,841	31,206	(26,670)	83,791
Other income, net	2,302,933	447,294	2,755,141	871,956
Income before income taxes	4,875,627	1,280,297	9,204,278	4,196,239
Provision for (benefit from) income taxes	12,659	(136,447)	(113,607)	(412,592)
Net income	4,862,968	1,416,744	9,317,885	4,608,831
Income attributable to non-controlling interests	310,579	255,605	484,778	191,916
Net income attributable to Consolidated Water Co. Ltd. stockholders	$4,552,389	$1,161,139	$8,833,107	$4,416,915

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.30	$0.08	$0.59	$0.30

Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.30	$0.08	$0.58	$0.29

Dividends declared per common share	$0.085	$0.075	$0.255	$0.225

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,963,195	14,898,246	14,960,602	14,886,738
Diluted earnings per share	15,124,720	15,072,142	15,119,415	15,054,343